UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant (

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Ý	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

THE FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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December 8, 2008 Dear Shareholder: You are cordially invited to attend the Special Meeting of Shareholders of The First Bancorp, Inc. (the “Company”), which will be held at Skidompha Library, 184 Main Street, Damariscotta, Maine 04543, on Monday, December 29, 2008 at 2:00 p.m. Eastern Time. The accompanying Notice of Special Meeting of Shareholders and Proxy Statement describe the matters to be considered and acted upon.

At the Special Meeting, we will be voting on a proposal to amend the Company’s Articles of Incorporation to authorize the issuance from time to time by action of the Company’s Board of Directors of up to 1,000,000 shares of preferred stock of the Company. Approval of this proposal will enable the Company to participate in the investment program being administered by the U.S. Treasury under the Emergency Economic Stabilization Act.

The Company’s application for participation in that program has been preliminarily approved by the U.S. Treasury for a $25 million investment by the U.S. Treasury in preferred stock of the Company. In addition, approval of this proposal will provide the Company with greater flexibility in taking advantage of favorable conditions in the investment markets to issue additional preferred stock if, as and when advantageous terms are available and the Company has the need or desire for additional capital, whether for regulatory or other purposes.

While our regulatory capital ratios remain strong, the Board of Directors believes that the terms of the U.S. Treasury investment program are substantially more favorable than those otherwise available under current market conditions, and that further enhancing our capital position is prudent in light of current and anticipated continuing challenging economic conditions.

This proposal is discussed in greater detail in the accompanying Proxy Statement. The Board of Directors unanimously recommends that you vote FOR this proposal. Your prompt completion and return of the enclosed proxy will be appreciated.

It is important that you be represented at the Special Meeting, regardless of the number of shares that you own and whether or not you are able to attend the meeting in person.

Please take the time to review the material, mark, sign, date, and return the enclosed proxy in the envelope provided for your convenience.

If you have any questions about matters discussed in the Proxy Statement, please contact me at

207-563-3195 or 1-800-564-3195, extension 2010. Your continued support of The First Bancorp, Inc. is sincerely appreciated.

/s/ DANIEL R. DAIGNEAULT	/s/ STUART G. SMITH
Daniel R. Daigneault	Stuart G. Smith

President and Chief Executive Officer      Chairman of the Board of Directors

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Proxy Statement • Page 2

THE FIRST BANCORP, INC.

Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held Monday, December 29, 2008

To the Shareholders: Notice is hereby given that the Special Meeting of Shareholders of The First Bancorp, Inc., the one-bank holding company of The First, N.A., will be held at Skidompha Library, 184 Main Street, Damariscotta, Maine 04543, on Monday, December 29, 2008 at 2:00 p.m. Eastern Time, for the following purposes:

•	To amend the Company’s Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock.
•	To transact such other business as may properly come before the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ CHARLES A. WOOTTON

Charles A. Wootton, Clerk

Damariscotta, Maine December 8, 2008

Regardless of the number of shares you own, your vote is important.

Whether or not you expect to attend the meeting, the prompt return of your proxy will save follow-up expenses and assure the proper representation of your shares.

Please mark, date, sign, and promptly return the enclosed proxy,

using the postage-paid envelope provided.

You may revoke your proxy if you so desire at any time before it is voted.

Proxy Statement • Page 3

THE FIRST BANCORP, INC.

Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

PROXY STATEMENT

Special Meeting of Shareholders

To be Held Monday, December 29, 2008 This Proxy Statement is being furnished to shareholders of The First Bancorp, Inc. (the “Company”), the parent company of The First, N.A. (the “Bank”), in connection with the solicitation of Proxies on behalf of the Board of Directors, to be used at the Special Meeting of Shareholders of the Company to be held at Skidompha Library, 184 Main Street, Damariscotta, Maine 04543, on Monday, December 29, 2008 at 2:00 p.m. Eastern Time, and at any adjournment thereof for matters described in the Notice of Special Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on or about December 8, 2008. This solicitation is made by the Company, which will bear the expenses thereof.

The Proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each Proxy received will be voted for approval of the matter described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as Proxies. Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of the Company a written notice thereof (Charles A. Wootton, The First Bancorp, Inc., Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543); (ii) submitting a duly executed Proxy bearing a later date; or (iii) appearing at the Special Meeting and giving the Clerk notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Special Meeting and any adjournment thereof and will not be used for any other meeting.

Only shareholders of record at the close of business on November 28, 2008 (the “Voting Record Date”) will be entitled to vote at the Special Meeting. On the Voting Record Date, there were 9,695,672 shares of Common Stock of the Company issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Special Meeting on all matters properly presented thereat. PROPOSAL 1: AMEND THE ARTICLES OF INCORPORATION

TO AUTHORIZE THE ISSUANCE OF UP TO 1,000,000 SHARES OF PREFERRED STOCK

It is proposed that the Company’s Articles of Incorporation be amended to authorize the Board of Directors of the Company to issue, from time to time and in one or more series, up to 1,000,000 shares of preferred stock, which shares within a series will have such terms and relative preferences and rights as the Board of Directors of the Company may designate prior to the issuance of any series thereof, by amending Article FIFTH of the Articles of Incorporation of the Company to read in its entirety as set forth in Appendix A to this Proxy Statement.

Summary

This amendment would allow the Board of Directors to issue preferred stock from time to time in one or more series, each series having such designations, preferences, rights, qualifications, limitations and restrictions as determined by the Board of Directors at the time of the Board’s authorization of such series. This amendment will, among other things, allow the Company to participate in a recently announced voluntary program for direct investment in financial institutions and financial institution holding companies by the U.S. Treasury (the “Treasury”). This proposed amendment will also give the Company flexibility in structuring capital-raising transactions and in moving rapidly to take advantage of favorable capital market conditions and related opportunities that may present themselves to the Company. The amendment to the Company’s Articles of Incorporation will have certain potential anti-takeover effects with respect to the Company, as discussed below. However, the Board of Directors represents that it will not, without further prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly.

Proxy Statement • Page 4

Capital Purchase Program; Other Preferred Stock Issuances

On October 14, 2008 Treasury announced that, pursuant to the Emergency Economic Stabilization Act, it was implementing a voluntary program (the “Capital Purchase Program”) for certain healthy financial institutions and financial institution holding companies to raise capital by selling preferred stock directly to Treasury. The purpose of the Capital Purchase Program is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

The Capital Purchase Program is designed to provide capital to financial institutions and financial institution holding companies on attractive terms. Under the Capital Purchase Program, Treasury will purchase preferred stock in approved financial institutions and holding companies that choose to participate in amounts ranging from a minimum of 1% to a maximum of 3% of the participating institution’s “risk-weighted assets.” Qualifying institutions that sell preferred stock to Treasury are expected to use the cash proceeds they receive primarily to fund additional lending activities, though proceeds also may be used for other purposes.

On November 21, 2008, the Company was preliminarily approved by Treasury to participate in the Capital Purchase Program and was notified in writing of this preliminary approval on November 25, 2008. Accordingly, subject to receipt of shareholder approval of the proposed amendment to the Articles of Incorporation, the Board of Directors intends to create and issue to Treasury 25,000 shares of Series A Preferred Stock for an aggregate purchase price of $25,000,000 – the full amount for which the Company received preliminary Treasury approval and slightly less than the maximum amount allowed under the program. For more information on the terms of Treasury’s proposed investment in the Company under the Capital Purchase Program, see “Sale of Series A Preferred Stock to Treasury” beginning on page 7 of this Proxy Statement.

The Company’s Articles of Incorporation presently contain certain restrictions that would prevent the Company from participating in the Capital Purchase Program. Specifically, the Articles of Incorporation currently do not authorize preferred stock. If the proposed amendment to the Company’s Articles of Incorporation is not approved by the shareholders, the Company would be unable to participate in the Capital Purchase Program.

In addition to selling preferred stock to Treasury under the Capital Purchase Program, the proposed amendment would permit the Board of Directors to issue preferred stock from time to time in the future for other purposes, and in other transactions, up to the total number of shares authorized by the Company’s Articles of Incorporation remaining available after the issuance of the Series A Preferred Stock to Treasury. If the Board found it necessary or desirable to increase the Company’s capital in the future, several methods of doing that would be available to the Board. For example, the Company could issue and sell new shares of common stock, sell “trust preferred securities” or, to a limited extent, issue subordinated debt. However, recent unfavorable conditions in the capital markets generally have made it more difficult for all financial institutions and holding companies to increase their capital through sales of common stock and trust preferred securities, and issuing subordinated debt is not as effective a method of increasing capital as the issuance of new equity securities.

Having the authority to issue and sell preferred stock, in addition to common stock, trust preferred securities and debt securities, would give the Board of Directors an additional option and, as discussed below, more flexibility in tailoring the terms of the equity securities the Company could issue to meet specific future market conditions or to pursue financing opportunities, including to redeem the preferred stock issued to Treasury before the interest rate payable thereunder increases from 5.0% per year to 9.0% per year on the fifth anniversary of its original issuance.

The Board of Directors believes the Company would benefit from the proposed amendment by having the flexibility in its capital structure to issue more than one type of capital stock having different terms and relative rights. The Board believes that it is in the Company’s best interests to allow the Board the flexibility to tailor the specific terms of each series of preferred stock issued in the future to meet specific market conditions, or the facts and circumstances of specific financing opportunities, without the expense, delay, and uncertainty that would result if a meeting of shareholders was required to approve each issuance of preferred stock or the terms of each specific series of preferred stock. The proposed amendment would give the Board of Directors the maximum amount of flexibility in designing and issuing preferred stock in the future.

Proxy Statement • Page 5

Effect of the Proposed Amendment

The proposed amendment goes beyond authorizing issuance of the shares of preferred stock the Company intends to sell to Treasury under the Capital Purchase Program described above. The proposed amendment would:

•	Authorize the Company to issue up to an aggregate of 1,000,000 shares of a new class of preferred stock; and
•

As permitted by the Maine Business Corporation Act, authorize the Board of Directors to issue shares of the newly authorized preferred stock from time to time in the future, to create separate series of preferred stock within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the preferred stock, or of shares within each series of preferred stock, at the time of issuance, all by its resolution and without any further approval of the Company’s shareholders.

Issuing any shares of preferred stock, including any shares the Company sells to Treasury, would dilute the relative percentage equity interests of the current holders of the Company’s common stock. The Company’s current shareholders do not have preemptive rights to acquire any additional shares of capital stock the Company may issue, and they would have no right to purchase a proportionate share, or any portion, of any shares of preferred stock issued in the future, including any portion of the shares sold to Treasury.

If the proposed amendment is approved by the Company’s shareholders at the Special Meeting, in addition to the sale of Series A Preferred shares to Treasury, preferred stock could be issued in the future from time to time, in one or more series, in a variety of transactions, including, without limitation, public offerings or private sales of shares to increase the Company’s capital, or as consideration for acquisitions.

At the time the Board of Directors approved the issuance of any preferred stock (including any shares the Company issues and sells to Treasury), it would establish a series of shares within the new class by approving and filing an amendment to the Company’s Articles of Incorporation (which it could do without further shareholder approval) that would specify the designation of that series and the number, terms, relative rights, preferences and limitations of shares within that series. The terms and preferences of shares included in each separate series of preferred stock could differ materially and, in general, they likely would have certain preferences over, or special terms that differed from, outstanding shares of the Company’s common stock. The Board would have broad discretion with respect to designating and establishing the number, terms, relative rights, preferences, and limitations of the preferred stock and of each separate series of preferred stock. Among other things, the preferences and special terms of preferred stock the Company issues from time to time might include:

•	The right to receive dividends (which might be cumulative or noncumulative) at a stated rate before any dividend could be paid on the Company’s common stock;
•	The right to receive a stated distribution upon any liquidation of the Company before any distribution could be made to holders of the Company’s common stock;
•	If they are voting shares, special voting rights, including rights to vote as a separate group or class in matters submitted to a vote of the Company’s shareholders;
•	Terms providing for the conversion of shares of preferred stock into shares of the Company’s common stock, either automatically or at the option of the holders of the stock, at specified rates; and
•

Terms providing for the redemption of the shares, either at the Company’s option or at the option of holders of the shares or both, or upon the happening of a specified event, and, if the shares are redeemable, the redemption prices and the conditions and times upon which redemption may take place.

In particular, any shares the Company sells to Treasury would have special terms required under the Capital Purchase Program as described below under the caption “Sale of Series A Preferred Stock to Treasury.”

The Proposed Amendment itself, which is included as Appendix A to this Proxy Statement, contains a list of the types of terms and preferences that the Board of Directors would have the authority to determine. You should read the Proposed Amendment carefully before you decide how to vote at the Special Meeting.

Proxy Statement • Page 6

Sale of Series A Preferred Stock to Treasury

If the proposed amendment is approved at the Special Meeting, the Company’s Board of Directors intends to use its new authority under the Articles of Incorporation to establish a separate series of preferred stock (Series A Preferred Stock) consisting of the number of shares to be purchased by Treasury. The preliminary approval the Company has received from Treasury under the Capital Purchase Program provides for the sale by the Company of up to 25,000 shares of preferred stock to Treasury (the “CPP Shares”) at a purchase price of $1,000 per share. The CPP Shares would:

•	Be issued for $1,000 per share in cash;
•	Qualify as Tier 1 capital on the Company’s books for regulatory purposes; and
•	Rank senior to the Company’s common stock and senior or at an equal level in the Company’s capital structure to any other shares of preferred stock the Company may issue in the future.

The CPP Shares would be freely transferable by Treasury to third parties, and the Company will be required to file a registration statement with the Securities and Exchange Commission (“SEC”) within thirty (30) days following the closing of such stock issuance covering Treasury’s resale of the CPP Shares.

Other terms of the CPP Shares are generally described in the paragraphs below. However, this discussion is only a summary of the Company’s current understanding of the material terms of the CPP Shares based on information published by Treasury. It is not a complete description, and the terms specified by Treasury, or that would be available to the Company, could change before the transaction is consummated. Reference is made to Treasury’s website for the forms of definitive documentation currently proposed by Treasury for investments under the Capital Purchase Program: www.treas.gov/initiatives/eesa/.

Dividends. The CPP Shares would call for cumulative dividends at a rate of 5.0% per year for the first five years, and at a rate of 9.0% per year in following years, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. While the CPP Shares remained outstanding, the following would apply:

•

Unless all previously accrued dividends had been paid in full on the CPP Shares, dividends may not be declared or paid on the Company’s common stock or any other preferred stock ranking junior or equal to the CPP Shares (other than dividends paid on a pro rata basis with other equally ranking shares of preferred stock);

•

Unless all previously accrued dividends had been paid in full on the CPP Shares, the Company could not repurchase or redeem any of its common stock (subject to limited exceptions for certain benefit plans) or any other preferred stock ranking junior or equal to the CPP Shares.

Additionally, during the first three years following the Company’s sale of the CPP Shares, the Company would be required to obtain Treasury’s consent to increase the dividend per share paid on the Company’s common stock unless the Company had redeemed the CPP Shares in full or Treasury had transferred all of the CPP Shares to other parties. It is unclear whether, or subject to what conditions, restrictions or criteria, such approval may be obtainable from Treasury. Accordingly, the inability to obtain such approval would prevent the Company from continuing its historic practice of increasing the amount of its dividend each quarter.

Voting. The CPP Shares generally would be non-voting shares, but would have class voting rights on (a) any authorization or issuance of shares ranking senior to the CPP Shares, (b) any amendment to the rights of holders of the CPP Shares, (c) any merger, exchange or similar transaction which would adversely affect the rights of the CPP Shares, or (d) any other matter submitted to a vote of the Company’s shareholders for which Maine law requires that non-voting shares be permitted to vote as a separate voting group. Also, if dividends were not paid in full on the CPP Shares for six dividend periods (whether or not consecutive), holders of the CPP Shares would have the right to elect two directors to the Company’s Board until such time as all accrued and unpaid dividends for all past dividend periods had been declared and paid in full.

Redemption. During the first three years, the Company could redeem the CPP Shares (in whole or in part) only with the proceeds the Company received from the sale for cash of other Tier 1 qualifying perpetual preferred or common stock that resulted in aggregate gross proceeds to the Company of not less than 25% of the issue price of the CPP Shares. After three years, the Company could redeem the CPP Shares at its option, in whole or in part, at any time using any funds available to the Company. In either case, the CPP Shares would be redeemed at the issue price ($1,000 per share) plus the cumulative amount of any accrued but unpaid dividends. Any redemption would be subject to the prior approval of the Federal Reserve Bank of Boston. The CPP Shares would be “perpetual” preferred

Proxy Statement • Page 7

stock, which means that neither Treasury nor any subsequent holder would have a right to require that the Company redeem any of the shares.

Liquidation. The CPP Shares would have a liquidation preference of $1,000 per share, which means that, if the Company were to be liquidated and its assets were distributed to shareholders, holders of the CPP Shares would be entitled to receive that amount, plus the cumulative amount of any accrued but unpaid dividends, for each share before any amount could be distributed to holders of the Company’s common stock.

Executive Compensation Requirements. As a condition to Treasury’s purchase of the CPP Shares, during the time that Treasury held any equity or debt instrument the Company issued, the Company would be required to comply with certain restrictions and other requirements relating to the compensation of the Company’s chief executive officer, chief financial officer and three other most highly compensated executive officers, including:

•	A prohibition on “excess golden parachute” payments to those executive officers upon certain terminations of their employment;
•	A $500,000 limit on the tax deductions the Company can take for compensation expense for each of those executive officers in a single year; and
•

The Company’s implementation of a requirement that any bonus or incentive compensation paid to any of those executive officers be repaid to the Company if the compensation was based upon materially inaccurate financial statements or other materially inaccurate performance criteria.

Additionally, the Compensation Committee of the Company’s Board of Directors would be required to review and assess the Company’s incentive compensation arrangements and take other steps designed to ensure that those arrangements do not encourage the Company’s executive officers to take unnecessary and excessive risks.

The Company’s participation in the Capital Purchase Program will not require that modifications be made to any of the current terms of agreements the Company has with its executive officers. The Compensation Committee also will ensure that any incentive compensation paid to the Company’s executive officers while the CPP Shares remain outstanding is conditioned on the requirement that it be repaid if the amounts of payments were based upon materially inaccurate financial statements or other materially inaccurate performance criteria. Because none of the Company’s current executive officers receives annual compensation in excess of $500,000, the above limit on the tax deductibility of executive compensation is not likely to have an effect on the Company.

Other Terms. During the first three years following the Company’s sale of the CPP Shares, the Company would be required to obtain Treasury’s consent in order to repurchase any shares of its outstanding stock of any type (other than purchases of common stock or preferred stock ranking junior to the CPP Shares in the ordinary course of the Company’s business and consistent with the Company’s past practices in connection with a benefit plan) unless the Company had redeemed the CPP Shares in full or Treasury had transferred all of the CPP Shares to other parties.

Issuance of Warrants Covering Common Stock to Treasury

General. As a condition to the Company’s sale of the CPP Shares, the Company also would be required to issue warrants (“Warrants”) to Treasury giving it the right to purchase from the Company a number of shares of the Company’s common stock equal to 15% of the amount the Company received for the CPP Shares ($3,750,000, if 25,000 CPP Shares are issued) divided by the “market value” per share of such common stock. That “market value,” which also would be the initial exercise price per share of the Warrants, would be the average of the market values of the common stock for the 20 trading days preceding November 21, 2008 – the date Treasury preliminarily approved the Company’s application to participate. Based on the 25,000 CPP Shares that the Company could sell under the approval granted by Treasury, and a “market value” of $16.60 per share of the Company’s common stock, the Company estimates that it would issue Warrants for approximately 225,904 shares, which would represent 2.33% of the Company’s common stock outstanding as of the Voting Record Date. The exercise price and number of shares issuable pursuant to the Warrants are subject to proportionate adjustment in the event of (a) stock splits, stock dividends, reclassifications, combinations or similar events affecting the Company’s common stock, or (b) the issuance by the Company of shares of its common stock (or securities convertible into or exchangeable for its common stock) at a price less than 90% of the exercise price then in effect under the Warrants (other than in connection with certain acquisitions, employee benefit plans or one or more public offerings of securities on a basis consistent with capital raising transactions by comparable financial institutions).

Exercise and Expiration. The Warrants would have a term of ten years and could be exercised by Treasury or a subsequent holder at any time or from time to time during their term. However, they could not be exercised for more

Proxy Statement • Page 8

than 50% of the underlying shares of common stock before the earlier of December 31, 2009, or the date the Company received proceeds from its sale for cash of other Tier 1 qualifying perpetual preferred or common stock in an amount not less than 100% of the issue price of the CPP Shares. To the extent they had not previously been exercised, the Warrants would expire after ten years. Treasury would agree to not vote any shares of common stock it receives upon exercise of the Warrants, but that restriction would not apply to third parties to whom Treasury transferred the Warrants.

Transfer of Warrants. The Warrants could be transferred to third parties by Treasury from time to time separately from the CPP Shares. However, no more than 50% of the Warrants could be transferred before the earlier of December 31, 2009, or the date the Company received proceeds from its sale for cash of other Tier 1 qualifying perpetual preferred or common stock in an amount not less than 100% of the issue price of the CPP Shares. The Company will be required to file a registration statement with the SEC covering Treasury’s resale of the Warrants, as well as its sale of the underlying common stock, within thirty (30) days after the consummation of the sale of the CPP Shares to Treasury.

Repurchase of Warrants and Common Stock. If the Company were to redeem all of the CPP Shares from Treasury, the Company would have the right to repurchase any or all of the Warrants or, if they have been exercised, the underlying shares of common stock, held by Treasury at that time at their then current fair market value.

Use of Proceeds From CPP Shares

Proceeds from the sale of CPP Shares to Treasury would increase the Company’s Tier 1 capital and be used primarily to fund its continued growth (including, in particular, growth in the loan portfolio of The First, N.A. (the “Bank”)), although portions of the proceeds may be used in the future for other corporate purposes permitted under the Capital Purchase Program. Until the proceeds can be applied by the Bank for lending and other purposes, it is expected that they will be invested in interest-bearing securities.

Pro Forma Effect

The following unaudited pro forma condensed consolidated financial data includes selected line items from the Company’s consolidated balance sheet, and the Company’s regulatory capital ratios, as of September 30, 2008, and selected line items from the Company’s income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The data has been derived by the application of pro forma adjustments to the Company’s historical financial statements and gives effect to the Company’s sale of 25,000 CPP Shares, and the Company’s issuance of the related Warrants, as if those events had occurred on September 30, 2008 in the case of the balance sheet data, and on January 1, 2007 and January 1, 2008, respectively, in the case of the income statement data. The pro forma financial data may change materially based on the timing and utilization of the proceeds from the CPP Shares, as well as certain other factors, including, among other factors, any subsequent changes in the Company’s common stock price and the discount rate used to determine the fair value of the CPP Shares.

The pro forma data should be read in conjunction with the Company’s audited financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s unaudited consolidated financial statements and related notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. The pro forma data is included solely to illustrate how the sale of the CPP Shares generally would affect the Company’s balance sheet and income statements and to provide shareholders with information that may be useful in their consideration and evaluation of the proposal to amend the Company’s Articles of Incorporation that will be voted on at the Special Meeting. However, the pro forma data is not necessarily indicative of the Company’s financial position or results of operations that actually would have been attained had the Company received proceeds from the CPP Shares, or issued the related Warrants, on the dates indicated. The data also is not necessarily indicative of the financial position or results of operations that the Company will achieve in the future. The Company’s future results are subject to economic and industry-specific conditions and financial, business and other known and unknown risks and uncertainties, many of which are beyond the Company’s control.

Balance Sheet and Capitalization. Upon the sale of CPP Shares, the Company’s securities, total assets and shareholders’ equity would increase by the amount of the proceeds received for the shares, net of transaction costs, which are expected to be minimal. The sale of CPP Shares would not have affected the Company’s total liabilities on September 30, 2008.

Proxy Statement • Page 9

Pro-Forma Balance Sheets

The First Bancorp, Inc.

	As of September 30, 2008 (Unaudited)
	Historical	Adjustments	Pro-Forma
	As Presented	As Approved	As Approved
Assets
Cash and cash equivalents	$ 21,667,000	$ -	$ 21,667,000
Investments (1)	261,057,000	25,000,000	286,057,000
Loans held for sale	1,203,000	-	1,203,000
Loans	960,897,000	-	960,897,000
Less allowance for loan losses	8,303,000	-	8,303,000
Net loans	952,594,000	-	952,594,000
Other assets	74,741,000	-	74,741,000
Total assets	$1,311,262,000	$ 25,000,000	$1,336,262,000
Liabilities
Total deposits	$ 918,992,000	$ -	$ 918,992,000
Borrowed funds	264,617,000	-	264,617,000
Other liabilities	11,781,000	-	11,781,000
Total liabilities	1,195,390,000	-	1,195,390,000
Shareholders’ equity
Preferred stock (1) (2)	-	24,508,000	24,508,000
Discount on preferred stock (2)	-	492,000	492,000
Common stock, one cent par value	97,000	-	97,000
Additional paid-in capital	43,995,000	-	43,995,000
Retained earnings	72,939,000	-	72,939,000
Accumulated other comprehensive income	(1,159,000)	-	(1,159,000)
Total shareholders’ equity	115,872,000	25,000,000	140,872,000
Total liabilities and shareholders’ equity	$1,311,262,000	$ 25,000,000	$1,336,262,000
Common stock
Number of shares authorized	18,000,000		18,000,000
Number of shares issued	9,689,711		9,689,711
Capital Ratios (4)
Total capital to risk-weighted assets	11.12%		14.02%
Tier 1 capital to risk-weighted assets	10.15%		13.05%
Tier 1 capital to average assets	7.04%		8.88%

(1) Pro forma amounts are based on the sale of 25,000 CPP Shares at a price of $1,000 per share and investment of the proceeds in agency securities earning interest at an assumed annual rate of 5.5%. Expenses related to issuance of CPP Shares are expected to be immaterial and have not been deducted from the sales proceeds.

(2) The proceeds from the sale of the CPP Shares would be allocated between the CPP Shares and Warrants based on their relative fair values on the issue date. The fair value of the Warrants would be determined using the Black-Scholes model which includes the following assumptions: common stock price of $16.60 per share, dividend yield of 4.70%, stock price volatility of 24.43% , and a risk-free interest rate of 2.01%. The discount on the CPP Shares would be based on the value that is allocated to the Warrants upon issuance, and would be accreted back to the value of the CPP Shares over a five-year period (the expected life of the shares upon issuance) on a straight-line basis.

(3) In connection with issuance of 25,000 CPP Shares, and based on the average closing price of $16.60 for our common stock for the 20 trading days preceding November 21, 2008, we estimate that we would issue Warrants giving Treasury the right to purchase approximately 225,904 shares of common stock. The sale of new shares of common stock upon exercise of the Warrants could dilute the proportionate interests of our existing shareholders. The amount of dilution would depend on the number of common shares issued upon exercise of the Warrants and

Proxy Statement • Page 10

the amount of the difference between the exercise price of the Warrants and the market value of our common stock at the time of exercise.

(4) Pro forma capital ratios have been calculated assuming that proceeds of the CPP Shares are invested securities with a 0% risk weighting. Under current regulatory capital guidelines, to be classified as well capitalized our capital ratios must be:

Total capital to risk-weighted assets	10.00%
Tier 1 capital to risk-weighted assets	6.00%
Tier 1 capital to average assets	5.00%

Because the preferential liquidation amount of the CPP Shares will equal their gross purchase price, issuance of the CPP Shares would not change the tangible book value of our common stock, pro rated between those shares and our common stock on the basis of their relative tangible book value. However, because the claim of the holders of CPP Shares on our earnings is a fixed amount, the tangible book value of our common stock before the payment of any common stock distributions may increase or decrease in the future depending on whether our earnings exceed the amount of dividends due on the CPP Shares and accretion of the discount on the CPP Shares. As noted above, we will not be able to pay dividends on our common stock unless we have paid all dividends due on the CPP Shares.

Proxy Statement • Page 11

Pro-Forma Statements of Income

The First Bancorp, Inc.

	For Twelve Months Ended December 31, 2007 (unaudited)
	Historical As Presented	Adjustments As Approved	Pro-Forma As Approved
Total interest and dividend income (1)	$71,721,000	$1,375,000	$73,096,000
Total interest expense	39,885,000	-	39,885,000
Net interest income	31,836,000	1,375,000	33,211,000
Provision for loan losses	1,432,000	-	1,432,000
Net interest income after provision for loan losses	30,404,000	1,375,000	31,779,000
Total non-interest income	10,145,000	-	10,145,000
Total non-interest expense	22,183,000	-	22,183,000
Income before income taxes	18,366,000	1,375,000	19,741,000
Income tax expense (1)	5,265,000	481,000	5,746,000
Net income	$13,101,000	$ 894,000	$13,995,000
Dividend on preferred stock (2)	-	1,250,000	1,250,000
Accretion of discount on preferred stock (3)	-	98,000	98,000
Net income available to common shareholders	$13,101,000	$ (454,000)	$12,647,000
Earnings per common share
Basic earnings per share	$ 1.34	$ (0.05)	$ 1.29
Diluted earnings per share	$ 1.34	$ (0.05)	$ 1.29
Weighted average number of shares outstanding	9,787,287	-	9,787,287
Incremental shares (4)	25,731	-	25,731
Warrant price	$ -	$ 16.60	$ 16.60
Warrant shares	-	225,904	225,904

(1) Pro forma amounts assume our sale of 25,000 CPP Shares at a price of $1,000 per share, our investment of proceeds in agency securities and receipt of interest on those investments at an annual rate of 5.5%. Taxes have been computed at a 35.00% combined federal and state rate.

(2) Consists of dividends payable on the CPP Shares at an annual rate of 5.0%.

(3) Accretion of the discount on the CPP Shares is expected to be over a five-year period using a straight-line method. The estimated accretion is based on a number of assumptions which are subject to change.

(4) As described under the caption “Issuance of Warrants Covering Common Stock to UST,” we would issue Warrants for 225,904 shares of our common stock. Our existing incremental shares reflect the dilutive effect of outstanding but unexercised stock options. Pro forma amounts reflect potential increases in diluted shares outstanding assuming that the Warrants had been issued on January 1, 2007, at a strike price of $16.60 (based on the average of the market values of our common stock for the 20 trading days preceding November 21, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the Warrants for the period presented. Since the average price per share for the period was below the strike price, in this example there would be no dilutive effect for the issuance of the Warrants.

Proxy Statement • Page 12

Pro-Forma Statements of Income

The First Bancorp, Inc.

	For Nine Months Ended September 30, 2008 (unaudited)
	Historical As Presented	Adjustments As Approved	Pro-Forma As Approved
Total interest and dividend income (1)	$53,735,000	$1,031,250	$54,766,250
Total interest expense	26,353,000	-	26,353,000
Net interest income	27,382,000	1,031,250	28,413,250
Provision for loan losses	2,314,000	-	2,314,000
Net interest income after provision for loan losses	25,068,000	1,031,250	26,099,250
Total non-interest income	7,550,000	-	7,550,000
Total non-interest expense	17,158,000	-	17,158,000
Income before income taxes	15,460,000	1,031,250	16,491,250
Income tax expense (1)	4,434,000	361,000	4,795,000
Net income	$11,026,000	$ 670,250	$11,696,250
Dividend on preferred stock (2)	-	937,500	937,500
Accretion of discount on preferred stock (3)	-	73,500	73,500
Net income available to common shareholders	$11,026,000	$ (340,750)	$10,685,250
Earnings per common share
Basic earnings per share	$ 1.14	$ (0.04)	$ 1.10
Diluted earnings per share	$ 1.13	$ (0.03)	$ 1.10
Weighted average number of shares outstanding	9,703,901	-	9,703,901
Incremental shares (4)	20,103	-	20,103
Warrant price	$ -	$ 16.60	$ 16.60
Warrant shares	-	225,904	225,904

(1) Pro forma amounts assume our sale of 25,000 CPP Shares at a price of $1,000 per share, our investment of proceeds in agency securities and receipt of interest on those investments at an annual rate of 5.5%. Taxes have been computed at a 35.00% combined federal and state rate.

(2) Consists of dividends payable on the CPP Shares at an annual rate of 5.0%.

(3) Accretion of the discount on the CPP Shares is expected to be over a five-year period using a straight-line method. The estimated accretion is based on a number of assumptions which are subject to change.

(4) As described under the caption “Issuance of Warrants Covering Common Stock to UST,” we would issue Warrants for 225,904 shares of our common stock. Our existing incremental shares reflect the dilutive effect of outstanding but unexercised stock options. Pro forma amounts reflect potential increases in diluted shares outstanding assuming that the Warrants had been issued on January 1, 2008, at a strike price of $16.60 (based on the average of the market values of our common stock for the 20 trading days preceding November 21, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the Warrants for the period presented. Since the average price per share for the period was below the strike price, in this example there would be no dilutive effect for the issuance of the Warrants.

Proxy Statement • Page 13

Anti-Takeover Effects of Preferred Stock;

Relevant Provisions of the Company’s Articles of Incorporation and Maine Law

As described above, the purpose of the proposed amendment is to permit the Company’s participation in the Capital Purchase Program, and, additionally, without regard to any sale of shares to Treasury, to provide the Company’s Board of Directors with an additional option for increasing the Company’s capital in the future. The purpose is not to establish any barriers to a change of control or acquisition of the Company. However, the Board’s authority to issue shares of preferred stock, to establish one or more series of preferred stock, and to determine the terms and preferences of each series of preferred stock, could be used for that purpose or have that effect. For example, the issuance of shares of a series of preferred stock having group or other special voting rights, or certain other preferential terms, to a group that is friendly to the Company’s management, could give that group effective control over the election of the Company’s directors and could deter or discourage efforts by another group or company to acquire control of the Company, even if the Company’s other shareholders favored a change of control. In that regard, if the Company were to sell CPP Shares to Treasury, the holders of that stock (including either Treasury or any third persons to whom Treasury transferred the stock) would have class voting rights with respect to any merger or similar transaction which would adversely affect the rights of that stock.

The Articles of Incorporation and Bylaws of the Company contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of the Company, including provisions:

•	Authorizing the Company’s Board of Directors to fix the size of the Company’s Board of Directors between five and 25 directors;
•	Authorizing directors to fill vacancies in the Company’s Board of Directors; and
•

Requiring an increased vote of shareholders to approve specified business combinations with persons beneficially owning 10% or more of the Company’s common stock (or any person who is, or within the previous two years was, an affiliate or associate of such persons) unless the business combination has been approved by a majority of the Company’s directors who are not affiliated or associated with the interested shareholder and who were directors of the Company prior to the time the interested shareholder acquired such in interest in shares of the Company’s common stock.

In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of the Company’s common stock may have an anti-takeover effect by making it more difficult and/or expensive to acquire the Company.

Sections 1109 and 1110 of the Maine Business Corporation Act also may have some anti-takeover effect. Section 1109 of the Maine Business Corporation Act generally provides that a Maine corporation which has a class of voting stock registered or traded on a national securities exchange or under the Securities Exchange Act of 1934, such as the Company, may not engage in any business combination for five years following an “interested stockholder’s” “stock acquisition date” unless the business combination is (1) approved by the corporation’s Board of Directors prior to that “interested stockholder’s” “stock acquisition date” or (2) approved, subsequent to that “interested stockholder’s” “stock acquisition date”, by the Board of Directors of the Maine corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that “interested stockholder” or any affiliate or associate thereof or by persons who are either directors or officers and also employees of the corporation. An “interested stockholder” is defined to include any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Securities Exchange Act of 1934 which is not then reportable on a Schedule 13D under the Securities Exchange Act of 1934, and “stock acquisition date” is defined to mean the date that any person, firm or entity first becomes an “interested stockholder” of that corporation.

Section 1110 of the Maine Business Corporation Act generally provides shareholders of a Maine corporation which has a class of voting shares registered or traded on a national securities exchange or registered under the Securities Exchange Act of 1934, with the right to demand payment of an amount equal to the fair value of each voting share in the corporation held by the shareholder from a person or group of persons which become a “controlling person,” which generally is defined to mean an individual, firm or entity (or group thereof) which has voting power over at least 25% of the outstanding voting shares of the corporation. Such a demand must be submitted to the “controlling person” within 30 days after the “controlling person” provides required notice to the shareholders of the acquisition or transactions which resulted in such person or group becoming a “controlling person.” Section 1110 could be interpreted to provide that a person or group of persons could become a “controlling

Proxy Statement • Page 14

person” for purposes of such section by soliciting and acquiring revocable proxies to vote at least 25% of the voting shares of a corporation.

The Company’s Articles of Incorporation contain a provision which prohibits the Company from engaging in a “business combination” with an “interested stockholder,” each as defined in the Articles, without the affirmative vote of not less than 80% of the votes entitled to be cast by all the holders of all outstanding shares of stock entitled to vote (notwithstanding that no vote may be necessary, or that a lesser percentage vote may be specified by law or otherwise). Notwithstanding the foregoing, the above requirements shall not apply if the proposed business combination shall have been approved by a majority of the “continuing directors,” also as defined in the Articles. In addition to the above requirements, the Company is prohibited from engaging in a “control transaction,” as defined in the Articles, without the approval of a majority of the directors of the Company and the affirmative vote of not less than 66 2/3% of the votes entitled to be cast by the holders of all outstanding shares of stock entitled to vote (again, notwithstanding that no vote may be necessary, or that a lesser percentage vote may be specified by law or otherwise).

Effectiveness of the Proposed Amendment

If the Company’s shareholders approve the proposed amendment, the Company will file Articles of Amendment with the Maine Secretary of State as soon as practicable following the Special Meeting. The Proposed Amendment would become effective at the time those Articles are filed. The Company expects to consummate the sale to Treasury of the CPP Shares and the issuance to Treasury of the Warrants as promptly as practicable following the approval of the proposed amendment.

The affirmative vote of the holders of a majority of the shares of the

Company’s common stock outstanding on the Voting Record Date is necessary for the approval of this proposal.

Broker non-votes and abstentions will not be treated as affirmative votes.

The Board of Directors unanimously recommends that the shareholders vote for Proposal No. 1

Proxy Statement • Page 15

Security Ownership of Directors, Management and Principal Shareholders

The following table sets forth the number of shares of common stock of the Company beneficially owned as of November 28, 2008 by (i) each person known by the Company to own beneficially more than 5.0% of the Company’s common stock, (ii) each Director of the Company, (iii) the named Executive Officers, and (iv) all Executive Officers and Directors of the Company as a group. Except as otherwise indicated below, each of the Directors, Executive Officers and shareholders owning more than five percent of the Company’s stock has sole voting and investment power with respect to all shares of stock beneficially owned as set forth opposite his or her name.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership					Percent of Class
Common Stock	Katherine M. Boyd	35,105[1]	3,024[2]				*
Common Stock	Daniel R. Daigneault	174,487[1]	10,000[2]	19,500[4]			2.10%
Common Stock	Robert B. Gregory	35,242[1]	5,474[2]	4,000[5]			*
Common Stock	Tony C. McKim	73,497[1]					*
Common Stock	Randy A. Nelson	1,841[1]					*
Common Stock	Carl S. Poole, Jr.	274,660[1]	2,640[2]				2.86%
Common Stock	Mark N. Rosborough	120,525[1]	4,642[2]	2,021[6]	3,621[7]	3,621[8]	1.39%
Common Stock	Stuart G. Smith	97,061[1]	456[2]				1.01%
Common Stock	David B. Soule, Jr.	17,930[1]	3,500[2]	225[3]			*
Common Stock	Bruce B. Tindal	22,370[1]	1,000[2]				*
Common Stock	F. Stephen Ward	47,190[1]	11,500[4]				*
Common Stock	Charles A. Wootton	484[1]	5,000[4]				*
Common Stock	Susan A. Norton	3,240[1]	12,000[4]				*
Total Ownership of all Directors and Executive Officers as a Group		1,018,079					10.50%
Owners of 5% or More Daniel P. & Edith I. Thompson 20 Pounds Road, New Harbor, ME 04545		488,412[1]					5.01%

1 Direct holdings including sole ownership, joint ownership, DRIP, ESPP and 401k Shares

2 Spouse’s holdings

3 Company’s holdings

4 Vested options

5 Trustee for First Fruit Foundation

6 Trustee for Ashley Rosborough TR

7 Trustee for Anna Batchelor TR

8 Trustee for Sam Batchelor TR

* Less than one percent of total outstanding shares

Proxy Statement • Page 16

Information About Shareholder Proposals

If you wish to submit proposals to be included in the Company’s 2009 proxy statement for the 2009 Annual Meeting of Shareholders, the Company must receive them by November 21, 2008, pursuant to the proxy solicitation regulations of the SEC. SEC rules contain standards as to which shareholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC. In addition, under the Company’s Bylaws, if you wish to nominate a Director or bring other business before an annual meeting:

•

You must be a stockholder of record and have continuously held at least $2,000 in market value of the Company’s common stock (as determined by the President) for at least one year as of the date of submittal of such proposal and must continue to hold those securities through the date of such annual meeting.

•	Your notice must contain specific information required in the Company’s Bylaws.

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the non-management Chairman of the Board or with other non-management Directors as a group may do so by writing to: Chairman, The First Bancorp, Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543. The Board approved a process requiring that all such addressed correspondence be reviewed by the Secretary to the Board. The Board Secretary, upon review of the correspondence, will forward to the non-management Chairman all such correspondence that deals with the functions of the Board or committees thereof or that she determines requires the attention of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee Chairman in accordance with procedures established by the Audit Committee with respect to such matters.

Accessing Company Financial Statements and Reports and Online Information

An annual report to shareholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, was distributed to all Company shareholders of record on March 26, 2008 in conjunction with the Proxy solicited by the Company the Annual Meeting of Shareholders on April 30, 2008.

The Company’s Annual Report on Form 10-K for and as of the year ended December 31, 2007 and the Company’s Quarterly Reports on Form 10-Q as of and for the periods ending March 31, 2008, June 30, 2008 and September 30, 2008 are herein incorporated by reference and are available at the Securities and Exchange Commission website at www.sec.gov.

Shareholders may obtain a copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K or any of such Quarterly Reports on Form 10-Q, without charge.

Written requests should be directed to F. Stephen Ward, Treasurer, at P.O. Box 940, Damariscotta, ME 04543. The First Bancorp, Inc.’s website address is www.thefirstbancorp.com. All press releases, SEC filings and other reports or information issued by the Company are available at this website, as well as the Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Business Conduct and Ethics, Audit Committee Charter, Nominating Committee Charter, and Compensation Committee Charter.

Other Matters

The Special Meeting is called for the purposes set forth in this notice. Management is not aware of any other matter that will come before the meeting. However, if any other business should come before the meeting, your Proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy in accordance with the recommendations of Management.

By Order of the Board of Directors /s/ CHARLES A. WOOTTON

Charles A. Wootton, Clerk

Damariscotta, Maine, December 8, 2008

Proxy Statement • Page 17

APPENDIX A

“FIFTH: The number of shares of stock which the Corporation shall be authorized to issue shall be (i) one million (1,000,000) shares of preferred stock (herein called the Serial Preferred Stock) issuable in series as hereinafter provided for, and (ii) eighteen million (18,000,000) shares of common stock (herein called the Common Stock).

          The preferences and voting powers of the Serial Preferred Stock and the Common Stock, the restrictions and qualifications thereof and the limits (if any) of the variations in each series of the Serial Preferred Stock are set forth below. For the purposes of this Article, the term “junior stock” shall mean Common Stock and shares of stock of the Corporation of any other class ranking junior to shares of Serial Preferred Stock either in respect of the payment of dividends or in respect of any payment upon liquidation, dissolution or winding up of the Corporation.

A. SERIAL PREFERRED STOCK

          (1) General – The Serial Preferred Stock shall consist of one million (1,000,000) shares. The shares of Serial Preferred Stock may be divided and issued in one or more series from time to time as determined by resolution of the Board of Directors (a “Designation”). Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of the Serial Preferred Stock, regardless of series, shall be identical except that the Board of Directors, prior to the issuance of any shares of a particular series of Serial Preferred Stock, may fix and determine the following relative rights and preferences as between different series:

          (a) The number of shares to constitute such series and the distinctive serial designation thereof;

          (b) The rate or rates of dividend, which may be subject to adjustment, whether dividends are to be cumulative, and the terms and conditions thereof;

          (c) Whether shares may be redeemed and, if so, the redemption price or prices and the terms and conditions of redemption;

          (d) The amounts payable upon shares in the event of voluntary and involuntary liquidation;

(e) Sinking fund provisions, if any, for the redemption or purchase of shares;

(f) The terms and conditions, if any, on which shares may be converted; and

(g) The voting rights, if any, in addition to those set forth in Section C hereof.

          The Board of Directors may create and issue shares of any series of the Serial Preferred Stock convertible, exchangeable or redeemable, at the option of either the Corporation or the holder or upon the happening of a specified event or events, into or for cash, property or rights, including bonds, debentures, notes, or other securities of the Corporation or another corporation, at such time or times, price or prices, or rate or rates, and with such adjustments, as shall be stated in the Designation for the issue of shares.

          (2) Dividends – The holders of outstanding shares of Serial Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors out of any funds legally available for the purpose, cash dividends at the dividend rate or rates fixed for the particular series, and no more, payable in cash at the times and with the frequency set forth in the Designation for the applicable series.

Proxy Statement • Page 18

          So long as any shares of Serial Preferred Stock shall be outstanding, the Corporation shall not declare any dividends on junior stock, or, except as set forth in the Designations for the then outstanding series of Serial Preferred Stock, make any payment on account of or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any share of junior stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than junior stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Serial Preferred Stock other than junior stock, at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other junior stock payment.

          No dividends shall be declared on shares of Serial Preferred Stock of any series in respect of any dividend payment date, unless there shall likewise be or have been paid or declared, and a sum set apart sufficient for the payment thereof on all outstanding shares of Serial Preferred Stock of each series for all of the dividend periods terminating on the same date, dividends in proportion to the respective dividend rates fixed therefor as hereinabove provided. If dividends on any shares of Serial Preferred Stock shall be in arrears, the holders thereof shall not be entitled to any interest, or sum of money in lieu of interest, on such dividends.

          In addition, as long as any shares of Serial Preferred Stock shall be outstanding, the Corporation or any of its subsidiaries shall not purchase, redeem or otherwise acquire any shares of any junior stock (except in connection with a reclassification or exchange of any junior stock or the purchase, redemption or other acquisition of junior stock with proceeds of a reasonably contemporaneous sale of junior stock, and except as otherwise provided in the Designations for the then outstanding series of Serial Preferred Stock) nor shall any funds be set aside or made available for any sinking fund for the purchase or redemption of any junior stock unless there shall be no arrearages in dividends on the shares of Serial Preferred Stock for any past quarterly dividend period, and the Corporation shall not be in default of any of its obligations to redeem any shares of Serial Preferred Stock.

          (3) Liquidation – In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Serial Preferred Stock shall be entitled to be paid out of the assets of the Corporation, before any distribution or payment is made to or set apart for the holders of any shares of junior stock, the amount fixed for the particular series, plus, in each case, an amount equal to all unpaid dividends accrued thereon, if any, and that portion of the quarterly dividend accrued thereon, if any, up to the date of final payment or distribution to such holders. In case the net assets of the Corporation are not sufficient to pay the holders of all outstanding shares of Serial Preferred Stock the full amounts to which they are respectively entitled as aforesaid, the entire net assets of the Corporation shall be distributed ratably to the holders of all the outstanding shares of Serial Preferred Stock in proportion to the full amounts to which they are respectively entitled. Neither the merger or consolidation of the Corporation into or with any one or more other corporations nor the sale, conveyance, exchange or transfer of all or substantially all the property or assets of the Corporation shall be deemed a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary.

B. COMMON STOCK

          (1) Dividends – The holders of Common Stock shall be entitled to such dividends as may be declared from time to time by the Board of Directors, subject to the restrictions set forth in paragraph (2) of Section A hereof.

          (2) Liquidation – In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to participate pro rata in the net assets of the Corporation remaining after distributions to holders of the Serial Preferred Stock as provided for in paragraph (3) of Section A hereof.

Proxy Statement • Page 19

C. GENERAL

          (1) Voting Rights – At each meeting of stockholders of the Corporation each holder of Common Stock shall be entitled to one vote for each share held.

          The holders of shares of any series of Serial Preferred Stock shall have such voting rights as are provided under the Maine Business Corporation Act, as amended from time to time, and as may be provided in the Designation creating and authorizing the issuance of such series.

There shall be no cumulative voting in elections for Directors.

          (2) Preemptive Rights – No holder of any shares of Common Stock and no holder of any shares of Serial Preferred Stock shall be entitled as such, as a matter of right, to subscribe for or to purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services, or as a dividend or otherwise, or any obligations, bonds, notes, debentures, stocks, warrants, options or other securities into shares of stock of the Corporation or carrying or evidencing any right to purchase shares of stock of any class.

          (3) Issuance of Stock – The authorized but unissued shares of capital stock of the Corporation may be issued from time to time in such amounts and upon such terms and conditions, not inconsistent with the laws of Maine or this Article, and for such consideration in cash, property, including stock or securities of other corporations, or services as the Board of Directors may determine. The Board of Directors may create and issue bonds, debentures, notes and other securities convertible into shares of capital stock of the Corporation, and may also create and issue stock options and warrants entitling the holders thereof to purchase shares of capital stock of the Corporation on such terms and conditions, but not inconsistent with the laws of Maine or this Article, as the Board of Directors may from time to time determine.

Proxy Statement • Page 20